                                                                     EXHIBIT 2.8

                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

In re                                               Jointly Administered Under
                                                    Case No. 00-43726
AMERICAN ARCHITECTURAL
PRODUCTS CORPORATION, et al.,                       Chapter 11

                Debtors.                            Chief Judge William T. Bodoh

--------------------------------------------------------------------------------

                                   JOINT PLAN

--------------------------------------------------------------------------------

                                                        David Feldman
                                                        Julie Horowitz
                                             KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                                        919 Third Avenue
        Jordan A. Kroop                             New York, New York 10022
        Thomas J. Salerno                               (212) 715-9100
        Richard S. Gurbst
 SQUIRE, SANDERS & DEMPSEY, L.L.P.                         - and -
Two Renaissance Square, Suite 2700
      40 North Central Avenue                           Michael Gallo
      Phoenix, Arizona 85004                   NADLER NADLER & BURDMAN CO., LPA
          (602) 528-4000                       20 Federal Plaza West, Suite 600
                                                    Youngstown, Ohio 44503
                                                        (330) 744-0247

Counsel to Debtors and                       Co-Counsel to Official Committee of
Debtors-In-Possession                                Unsecured Creditors

April 30, 2003

                         TABLE OF CONTENTS

                                                               Page
                                                               ----
INTRODUCTION...............................................      1
ARTICLE 1.    DEFINITIONS AND RULES OF INTERPRETATION            2
   1.01.      AAPC ........................................      2
   1.02.      Administrative Claim ........................      2
   1.03.      Administrative Claims Bar Date ..............      2
   1.04.      Affiliate ...................................      2
   1.05.      Allowed .....................................      2
   1.06.      Assets ......................................      3
   1.07.      Available Cash ..............................      3
   1.08.      Avoidance Actions ...........................      3
   1.09.      BAC Litigation ..............................      3
   1.10.      Ballot ......................................      3
   1.11.      Bankruptcy Code .............................      3
   1.12.      Bankruptcy Court ............................      3
   1.13.      Bankruptcy Rules ............................      3
   1.14.      Bar Date ....................................      3
   1.15.      Benefit Plans ...............................      4
   1.16.      Boardman Property ...........................      4
   1.17.      Boardman Realty LLC .........................      4
   1.18.      Boardman Realty LLC Agreement ...............      4
   1.19.      Boardman Retained Cash ......................      4
   1.20.      Business Day ................................      4
   1.21.      Cash ........................................      4
   1.22.      Cash Reserves ...............................      4
   1.23.      Chapter 11 Cases ............................      4
   1.24.      Claim .......................................      4
   1.25.      Class .......................................      5
   1.27.      COBRA .......................................      5
   1.28.      Collateral ..................................      5
   1.29.      Committee ...................................      5
   1.30.      Confirmation Date ...........................      5
   1.31.      Confirmation Hearing ........................      5
   1.32.      Confirmation Order ..........................      5
   1.33.      Consolidated Estate .........................      5
   1.34.      Contingent Claim ............................      5
   1.35.      Convenience Claim ...........................      5
   1.36.      Convenience Election ........................      5
   1.37.      Creditor ....................................      6
   1.38.      Cure ........................................      6
   1.39.      D&O Policy ..................................      6
   1.40.      Debtors .....................................      6
   1.41.      Disallowed ..................................      6
   1.42.      Disclosure Statement ........................      6
   1.43.      Disputed ....................................      6
   1.44.      Distribution Record Date ....................      6
   1.45.      Effective Date ..............................      6
   1.46.      Equity Interest .............................      7
   1.47.      Equity Related Claim ........................      7
   1.48.      Estates .....................................      7
   1.49.      Exchange Act ................................      7
   1.50.      Final Order .................................      7
   1.51.      General Unsecured Claim .....................      7
   1.52.      Indenture ...................................      7
   1.53.      Indenture Trustee ...........................      7
   1.54.      Intercompany Claim ..........................      7
   1.55.      IRS .........................................      7

                                                                                 Page
                                                                                 ----
     1.56.    Lien ............................................................    8
     1.57.    Liquidation Fund ................................................    8
     1.58.    Liquidation LLC .................................................    8
     1.59.    Liquidation LLC Agreement .......................................    8
     1.60.    Liquidation Officer .............................................    8
     1.61.    Litigation Claims ...............................................    8
     1.62.    Maximum Amount ..................................................    8
     1.63.    Membership Interests ............................................    8
     1.64.    Net Assets ......................................................    8
     1.65.    Notes ...........................................................    8
     1.66.    Notes Claim .....................................................    8
     1.67.    Notes Securities Claims .........................................    9
     1.68.    Old Common Stock ................................................    9
     1.69.    Other Claims Reserve ............................................    9
     1.70.    Penalty Claim ...................................................    9
     1.71.    Person ..........................................................    9
     1.72.    Petition Date ...................................................    9
     1.73.    Plan ............................................................    9
     1.74.    Plan Documents ..................................................    9
     1.75.    Preserved Ordinary Course Administrative Claim ..................    9
     1.76.    Priority Claim ..................................................    9
     1.77.    Priority Tax Claim ..............................................    9
     1.78.    Professional ....................................................   10
     1.79.    Professional Fee Bar Date .......................................   10
     1.80.    Professional Fee Claim ..........................................   10
     1.81.    Pro Rata ........................................................   10
     1.82.    Realty LLCs .....................................................   10
     1.83.    Reclamation Claim ...............................................   10
     1.84.    Rejection Damages Bar Date ......................................   10
     1.85.    Retained Cash ...................................................   10
     1.86.    Retained Property ...............................................   10
     1.87.    Schedules .......................................................   10
     1.88.    SEC .............................................................   10
     1.89.    Secured Claim ...................................................   10
     1.90.    Secured Tax Claim ...............................................   11
     1.91.    Securities Act ..................................................   11
     1.92.    West Branch Property ............................................   11
     1.93.    West Branch Realty LLC ..........................................   11
     1.94.    West Branch Realty LLC Agreement ................................   11
     1.95.    West Branch Retained Cash .......................................   11
ARTICLE 2.    SUBSTANTIVE CONSOLIDATION OF ESTATES ............................   11
     2.01.    Request for Substantive Consolidation ...........................   11
     2.02.    Effect of Substantive Consolidation .............................   11
ARTICLE 3.    TREATMENT OF UNCLASSIFIED CLAIMS AND POST-CONFIRMATION
              PROFESSIONAL FEES................................................   12
     3.01.    Unclassified Claims .............................................   12
     3.02.    Allowed Administrative Claims ...................................   12
     3.03.    Indenture Trustee Lien ..........................................   13
     3.04.    Allowed Priority Tax Claims .....................................   13
     3.05.    Post-Confirmation Professional Fees .............................   13
ARTICLE 4.    CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS ...................   14
     4.01.    Summary of Classification .......................................   14
     4.02.    Specific Classification .........................................   14
ARTICLE 5.    TREATMENT OF CLAIMS AND EQUITY INTERESTS ........................   15
     5.01.    Class 1 - Priority Claims .......................................   15
     5.02.    Class 2 - Secured Claims ........................................   15

                                                                                           Page
                                                                                           ----
     5.03.    Class 3 - Convenience Claims ..............................................   15
     5.04.    Class 4 - General Unsecured Claims ........................................   15
     5.05.    Class 5 - Notes Securities Claims .........................................   17
     5.06.    Class 6 - Penalty Claims ..................................................   17
     5.07.    Class 7 - Equity Interests and Equity Related Claims ......................   17
ARTICLE 6.    IMPLEMENTATION OF PLAN ....................................................   18
     6.01.    Cash Reserves; Disbursements of Cash ......................................   18
     6.02.    Cancellation of Securities, Instruments and Agreements ....................   18
     6.03.    Establishment of Liquidation LLC and Transfer of Net Assets ...............   18
     6.04.    Effect of Transfer ........................................................   19
     6.05.    Effectiveness of Securities, Instruments, Agreements and Documents ........   19
     6.06.    Allocations for Tax Purposes ..............................................   19
     6.07.    Liquidation Officer .......................................................   19
     6.08.    Limitations on Liquidation Officer's Liability ............................   19
     6.09.    Purposes of Liquidation LLC ...............................................   20
     6.10.    Realty LLCs ...............................................................   20
     6.11.    No Corporate Action Required ..............................................   20
     6.12.    Benefit Plans .............................................................   21
     6.13.    Operation Pending Effective Date ..........................................   21
     6.14.    Post-Confirmation Fees; Final Decree ......................................   21
ARTICLE 7.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES; INDEMNIFICATION
              OBLIGATIONS; RELEASE OF INDENTURE TRUSTEE..................................   21
     7.01.    Assumption or Rejection of Executory Contracts and Unexpired Leases .......   21
     7.02.    Approval of Assumption or Rejection .......................................   22
     7.03.    Cure of Defaults ..........................................................   22
     7.04.    Rejection Damages Bar Date ................................................   22
     7.05.    Indemnification Obligations ...............................................   22
     7.06.    Release of Indenture Trustee ..............................................   23
ARTICLE 8.    CONFIRMATION WITHOUT ACCEPTANCE FROM ALL IMPAIRED CLASSES .................   23
ARTICLE 9.    DETERMINATION OF CLAIMS ...................................................   23
     9.01.    Applicable Bar Dates ......................................................   23
     9.02.    Objections to Claims ......................................................   23
     9.03.    Disputed Claims Reserves ..................................................   23
     9.04.    Distributions upon Allowance or Disallowance of Disputed Claims ...........   24
     9.05.    Contingent Claims .........................................................   24
ARTICLE 10.   PRESERVATION OF LITIGATION CLAIMS .........................................   24
    10.01.    Preservation of Litigation Claims .........................................   24
    10.02.    Prosecution of Litigation Claims ..........................................   24
    10.03.    Distribution of Litigation Claims Proceeds ................................   25
    10.04.    Preservation of Insurance .................................................   25
ARTICLE 11.   CONDITIONS PRECEDENT ......................................................   25
    11.01.    Conditions to Confirmation ................................................   25
    11.02.    Conditions to Effectiveness ...............................................   26
    11.03.    Waiver of Conditions ......................................................   27
ARTICLE 12.   TITLE TO PROPERTY; INJUNCTION; EXCULPATION ................................   27
    12.01.    Vesting of Assets .........................................................   27
    12.02.    Injunction ................................................................   27
    12.03.    Exculpation ...............................................................   27
    12.04.    Litigation Claims and Disputed Claims Resolution ..........................   28
ARTICLE 13.   RETENTION OF JURISDICTION .................................................   28
    13.01.    Jurisdiction ..............................................................   28
ARTICLE 14.   AMENDMENT AND WITHDRAWAL OF PLAN ..........................................   30
    14.01.    Amendment of Plan .........................................................   30
    14.02.    Revocation or Withdrawal of Plan ..........................................   30
ARTICLE 15.   MISCELLANEOUS .............................................................   30
    15.01.    Fees and Expenses of Indenture Trustee ....................................   30

                                                                                           Page
                                                                                           ----
15.02.   Effectuating Documents; Further Transactions; Timing ...........................   30
15.03.   Exemption From Transfer Taxes ..................................................   30
15.04.   Binding Effect .................................................................   31
15.05.   Governing Law ..................................................................   31
15.06.   Modification of Treatment of Claims ............................................   31
15.07.   Setoffs ........................................................................   31
15.08.   Notices ........................................................................   31
15.09.   Delivery of Notices ............................................................   32
15.10.   Termination of Statutory Committees ............................................   32
15.11.   Severability ...................................................................   33
15.12.   Plan Documents .................................................................   33
15.13.   Inconsistency ..................................................................   33
15.14.   Subordination ..................................................................   33
15.15.   Registration Exemption for Membership Interests ................................   33
15.16.   Withholding and Reporting Requirements .........................................   33
15.17.   Quarterly Fees of the United States Trustee ....................................   34
15.18.   De Minimis Distributions .......................................................   34
15.19.   Method of Payment; Payments, Filings, and Notices Only on Business Days ........   34

EXHIBITS TO PLAN:

Exhibit A       Liquidation LLC Agreement
Exhibit B       List of Assumed and Rejected Executory Contracts and Unexpired Leases
Exhibit C       List of Litigation Claims
Exhibit D       Boardman Realty LLC Agreement
Exhibit E       West Branch Realty LLC Agreement

                                  INTRODUCTION

         American Architectural Products Corporation, AAPC One Acquisition Corporation, AAPC Two Acquisition Corporation, AAPC Three Acquisition Corporation, AAPC Four Acquisition Corporation, AAPC Five Acquisition Corporation, AAPC Six Acquisition Corporation, American Glassmith, Inc., American Weather-Seal Company, Binnings Building Products, Inc., Danvid Window Company, Denver Window Company, Eagle & Taylor Company, Eagle Window and Door Center, Inc., Forte, Inc., Modern Window Corporation, Thermetic Glass, Inc., VinylSource, Inc., and WIG Liquidation Company, debtors and debtor-in-possession in the above-captioned, jointly-administered Chapter 11 cases (collectively, the "Debtors") and the Official Committee of Unsecured Creditors (the "Committee") appointed by the United States Trustee in the above-captioned, jointly-administered Chapter 11 cases propose the following joint plan for the resolution of the Debtors' outstanding claims and equity interests. All creditors, equity interest holders, and other parties-in-interest should refer to the Disclosure Statement (as defined below) for a discussion of the Debtors' history, businesses, properties, results of operations, and events leading up to the proposal of this Plan (as defined below) and for a summary and analysis of this Plan and certain related matters.

         ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS ARE ENCOURAGED TO READ THIS PLAN, THE DISCLOSURE STATEMENT AND THE RELATED SOLICITATION MATERIALS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code (as defined below), Rule 3019 of the Federal Rules of Bankruptcy Procedure, and Section 14.01 of this Plan, the Debtors expressly reserve the right to alter, amend, or modify this Plan with the prior written consent of the Committee one or more times before its substantial consummation.

                                   ARTICLE 1.
                     DEFINITIONS AND RULES OF INTERPRETATION

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined have the meanings ascribed to them in Article 1 of this Plan. Any term used in this Plan that is not defined in this Plan but is defined in the Bankruptcy Code or the Bankruptcy Rules retains the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, terms include the plural as well as the singular, the masculine gender includes the feminine gender, and the feminine gender includes the masculine gender.

         As used in this Plan, the following terms have the following meanings:

         1.01. AAPC. American Architectural Products Corporation, a Delaware corporation and a Debtor in the Chapter 11 Cases.

         1.02. ADMINISTRATIVE CLAIM. A Claim for any cost or expense of administration of the Chapter 11 Cases Allowed under Section 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) fees payable under 28 U.S.C. Section 1930; (b) actual and necessary costs and expenses incurred in the ordinary course of the Debtors' business; (c) actual and necessary costs and expenses of preserving the Estates or administering the Chapter 11 Cases; (d) all Professional Fee Claims to the extent Allowed by Final Order under Section 330, 331, or 503 of the Bankruptcy Code; and (e) fees and expenses of the Indenture Trustee.

         1.03. ADMINISTRATIVE CLAIMS BAR DATE. The date that is 30 days after the Effective Date.

         1.04. AFFILIATE. With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and, with respect to any specified natural Person, any other Person having a relationship by blood, marriage, or adoption not more remote than first cousins with such natural Person. For purposes of this definition, "controlling" (including, with correlative meanings, the terms "controlled by" and "under direct or indirect common control with"), as used with regard to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

         1.05. ALLOWED. With respect to any Claim against, or Equity Interest in, any of the Debtors: (i) (a) proof of which, request for payment of which, or application for allowance of which, was filed or deemed filed with the Bankruptcy Court on or before the Bar Date, the Administrative Claims Bar Date, the Professional Fee Bar Date, or the Rejection Damages Bar Date, as applicable, for filing proofs of claim or equity interest or requests for payment for Claims of such type against any of the Debtors; or (b) a Claim or Equity Interest that is allowed by the Debtors with the prior written consent of the Committee in any contract, instrument, indenture, or other agreement entered into in connection with this Plan; and (ii) in each case, a Claim or Equity Interest as to which no objection to its allowance or motion to estimate for purposes of allowance has been interposed within the applicable period of limitation fixed by this

Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or, as to which any such objection or motion has been interposed, to the extent allowed by a Final Order. The term "Allowed," when used to modify a reference in this Plan to any Claim, Equity Interest, Class of Claims, or Class of Equity Interests, means a Claim or Equity Interest (or any Claim or Equity Interest in any such Class) that is so allowed (e.g., an "Allowed Secured Claim" is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court under Section 506(a) of the Bankruptcy Code, of any interest in property of the Estate securing such Claim).

         1.06. ASSETS. Each asset and item of property and interests in property of the Debtors as of the Effective Date, whether tangible or intangible, legal or equitable, or liquidated or unliquidated, including, without limitation, all:
(a) Cash; (b) Avoidance Actions; (c) Litigation Claims; (d) real property; (e) personal property; (f) amounts owed to the Debtors, including accounts receivable; (g) rights, claims, causes of action, and defenses, whether arising by statute or common law, and whether arising under the laws of the United States, other countries, or applicable state or local law; (h) the Debtors' books, records, and privileges; (i) rights under contracts, agreements, licenses, and leases; and (j) intellectual property.

         1.07. AVAILABLE CASH. All Cash in the possession or under the control of any of the Debtors on the Effective Date, less the Cash Reserves.

         1.08. AVOIDANCE ACTIONS. All statutory causes of actions preserved for the Estates under Sections 510, 542, 543, 544, 545, 547, 548, 549 and 550 of the
Bankruptcy Code.

         1.09. BAC LITIGATION. The adversary proceeding in the Chapter 11 Cases pending before the Bankruptcy Court and captioned American Architectural Products Corporation and Binnings Building Products, Inc. v. Binnings Acquisition Corporation and Larry Powell, Adversary Proceeding No. 02-04106.

         1.10. BALLOT. The form of ballot or ballots distributed with the Disclosure Statement to holders of Claims and Equity Interests entitled to vote on this Plan on which an acceptance or rejection of this Plan is to be indicated and on which a Convenience Election is to be made.

         1.11. BANKRUPTCY CODE. Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended from time to time and as applicable to the Chapter 11 Cases.

         1.12. BANKRUPTCY COURT. The United States District Court for the Northern District of Ohio, Eastern Division having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under 28 U.S.C. Section 157, the bankruptcy unit of such District Court under 28 U.S.C. Section 151.

         1.13. BANKRUPTCY RULES. Collectively, the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C.Section 2075 and any Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases.

         1.14. BAR DATE. The date or dates fixed by the Bankruptcy Court by which Persons asserting a Claim against, or Equity Interest in, the Debtors (except Administrative Claims and Claims arising from the rejection of executory contracts and unexpired leases in accordance with Section 7.04 of this Plan) are required to file a proof of claim or equity interest or a request for payment or be forever barred from asserting a Claim against or Equity Interest in the Debtors or their property, from voting on this Plan, and from sharing in distributions under this Plan.

         1.15. BENEFIT PLANS. All benefit plans of whatever type or nature that the Debtors provided to their employees, whether now in existence or previously terminated, including, but not limited to, all 401(k) plans, medical insurance plans, accidental death and dismemberment plans, disability plans, tuition reimbursement plans, dental insurance plans, and life insurance plans, and any rights of employees to extended coverage arising from any Benefit Plan whether under the terms of the Benefit Plans, under COBRA, or under applicable law.

         1.16. BOARDMAN PROPERTY. The improved real property located at 4449 Lake Park Road, Boardman, Ohio 44512.

         1.17. BOARDMAN REALTY LLC. The limited liability company established in accordance with this Plan and the Boardman Realty LLC Agreement.

         1.18. BOARDMAN REALTY LLC AGREEMENT. The membership agreement evidencing and governing Boardman Realty LLC that will be entered into as of the Effective Date in accordance with Section 6.10 of this Plan and approved by the Bankruptcy Court in the Confirmation Order, substantially in the form attached to this Plan as Exhibit D.

         1.19. BOARDMAN RETAINED CASH. The amount of Cash, estimated by the Debtors in good faith with the consent of the Committee, required by Boardman Realty LLC to carry out its purposes, including without limitation, the costs of disposing of the Boardman Property and maintaining all personal property, leases, utility service agreements, and property insurance policies.

         1.20. BUSINESS DAY. Any day other than a Saturday, Sunday, or legal holiday (as defined in Bankruptcy Rule 9006).

         1.21. CASH. Currency, checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks, money orders, negotiable instruments, and wire transfers of immediately available funds.

         1.22. CASH RESERVES. As defined in Section 6.01 of this Plan.

         1.23. CHAPTER 11 CASES. The jointly administered cases under Chapter 11 of the Bankruptcy Code in which the Debtors are the debtors and debtors-in-possession, pending before the Bankruptcy Court.

         1.24. CLAIM. A claim against any Debtor or its property as defined in
Section 101(5) of the Bankruptcy Code, including, without limitation: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured arising at any time before the Effective Date; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

         1.25. CLASS. A category consisting of holders of Claims or Equity Interests substantially similar in nature to the Claims or Equity Interests of other holders placed in that category, as designated in Article 4 of this Plan.

         1.26. CLASS 4 CLAIMS RESERVE. The reserve to be established by the Liquidation LLC in accordance with Section 9.03.a of this Plan in one or more segregated, interest-bearing accounts.

         1.27. COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the regulations promulgated under that act.

         1.28. COLLATERAL. Any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, the Lien not being subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

         1.29. COMMITTEE. As defined in the Introduction to this Plan.

         1.30. CONFIRMATION DATE. The date on which the Bankruptcy Court enters the Confirmation Order.

         1.31. CONFIRMATION HEARING. The hearing held by the Bankruptcy Court to consider confirmation of this Plan under Section 1129 of the Bankruptcy Code, as such hearing may be continued or adjourned from time to time.

         1.32. CONFIRMATION ORDER. The order of the Bankruptcy Court confirming this Plan in accordance with the Bankruptcy Code.

         1.33. CONSOLIDATED ESTATE. The Estates of the Debtors resulting from the substantive consolidation of the Debtors in accordance with Section 2.02 of this Plan.

         1.34. CONTINGENT CLAIM. Any Claim for which a proof of claim has been filed with the Bankruptcy Court: (a) which was not filed in a fixed amount, or which has not accrued and depends on a future event that has not occurred and may never occur, and (b) which has not been Allowed on or before the Confirmation Date.

         1.35. CONVENIENCE CLAIM. Any General Unsecured Claim either: (a) in an amount of $1,500.00 or less; or (b) in an amount in excess of $1,500.00 that is reduced to $1,500.00 at the election of the holder of such Claim, in accordance with a Convenience Election; provided that: (x) for purposes of this definition, all such General Unsecured Claims held by a single entity, or collectively by an entity and any Affiliate of such entity, will be aggregated and treated as one such General Unsecured Claim; and (y) if all or any part of a General Unsecured Claim was or is assigned, the General Unsecured Claims held by all assignees of such Claim will be treated collectively as one such General Unsecured Claim for purposes of this definition.

         1.36. CONVENIENCE ELECTION. An election, as indicated on a Ballot, by a holder of a General Unsecured Claim to reduce its Claim to $1,500.00 and have such Claim treated as a Convenience Claim in Class 3 in the amount of $1,500.00 in accordance with Section 5.03 of this Plan.

         1.37. CREDITOR. Any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(10) of the Bankruptcy Code.

         1.38. CURE. The payment on the Effective Date of Cash or other property as a condition to the assumption or assumption and assignment by any Debtor of an executory contract or unexpired lease of nonresidential real property, in accordance with Section 365(b) of the Bankruptcy Code.

         1.39. D&O POLICY. Any directors and officers liability insurance policy or any applicable errors and omissions policy applicable to directors and officers of any Debtor.

         1.40. DEBTORS. American Architectural Products Corporation, AAPC One Acquisition Corporation, AAPC Two Acquisition Corporation, AAPC Three Acquisition Corporation, AAPC Four Acquisition Corporation, AAPC Five Acquisition Corporation, AAPC Six Acquisition Corporation, American Glassmith, Inc., American Weather-Seal Company, Binnings Building Products, Inc., Danvid Window Company, Denver Window Company, Eagle & Taylor Company, Eagle Window and Door Center, Inc., Forte, Inc., Modern Window Corporation, Thermetic Glass, Inc., VinylSource, Inc., and WIG Liquidation Company, as debtors and debtors-in-possession in the Chapter 11 Cases, in accordance with Sections 1107 and 1108 of the Bankruptcy Code.

         1.41. DISALLOWED. In reference to a Claim, a Claim or any portion of a Claim that has been disallowed, overruled, withdrawn, or expunged by Final Order.

         1.42. DISCLOSURE STATEMENT. The written disclosure statement relating to this Plan including, without limitation, all exhibits and schedules to such disclosure statement, in the form approved by the Bankruptcy Court under Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

         1.43. DISPUTED. With respect to Claims or Equity Interests, any Claim or Equity Interest: (a) that is listed in the Schedules as unliquidated, disputed, or contingent, or as to which the Debtors or any other party-in-interest have (i) interposed a timely objection or request for estimation, or
(ii) sought to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, in each case where such listing, objection, request for estimation, or action to limit recovery has not been withdrawn or determined by a Final Order; or (b) that is a Contingent Claim.

         1.44. DISTRIBUTION RECORD DATE. The date or dates established by the Bankruptcy Court or, if no such date is so established, the date fixed by the Debtors and the Committee, by which the identities of the holders of Claims and Equity Interests are determined for purposes of entitlement to receive distributions under this Plan.

         1.45. EFFECTIVE DATE. The later of: (a) the first Business Day that is eleven days after the Confirmation Date and on which no stay of the Confirmation Order is in effect; and (b) the first Business Day on which all of the conditions set forth in Section 11.02 of this Plan have been satisfied or waived in accordance with the terms of this Plan.

         1.46. EQUITY INTEREST. Any interest in any of the Debtors, including Old Common Stock, represented by any class or series of common or preferred stock issued before the Effective Date, and any warrants, options, or rights to purchase any such common or preferred stock.

         1.47. EQUITY RELATED CLAIM. Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution, or indemnification arising from such Claim, including any Claim that has been or may be asserted against any of the Debtors and their respective officers and directors asserting violations of federal securities laws including, without limitation, actions under Sections 11 and 15 of the Securities Act and Sections 10(b) and 20 of the Exchange Act, and Rule 10b-5 promulgated by the SEC under the Exchange Act, and any applicable non- federal law.

         1.48. ESTATES. The estates for each Debtor created in the Chapter 11 Cases in accordance with Section 541 of the Bankruptcy Code.

         1.49. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended, and the regulations promulgated under that act.

         1.50. FINAL ORDER. An order or judgment of the Bankruptcy Court: (a) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired, or as to which any right to appeal, petition for certiorari, reargue, or rehear has been waived in writing in form and substance satisfactory to the Debtors and the Committee; and (b) if an appeal, writ of certiorari, or reargument or rehearing has been sought, as to which the highest court to which such order was appealed, or certiorari, reargument or rehearing was sought, has determined such appeal, writ of certiorari, reargument, or rehearing, or has denied such appeal, writ of certiorari, reargument, or rehearing, and the time to take any further appeal, petition for writ of certiorari, or move for reargument or rehearing has expired; provided, however, that the filing of a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, with respect to such order does not prevent such order from being a Final Order.

         1.51. GENERAL UNSECURED CLAIM. Any Claim against one or more of the Debtors that is not: (a) a Secured Claim; (b) an Administrative Claim; (c) an Intercompany Claim; (d) a Priority Tax Claim; (e) a Priority Claim; (f) a Notes Securities Claim; (g) an Equity Related Claim; or (h) a Penalty Claim.

         1.52. INDENTURE. The Indenture, dated as of December 1, 1997, in accordance with which AAPC issued the Notes and under which U.S. Trust Company of New York is the Indenture Trustee.

         1.53. INDENTURE TRUSTEE. U.S. Trust Company of New York, or any successor trustee under the Indenture.

         1.54. INTERCOMPANY CLAIM. Any Claim held by a Debtor against any other Debtor arising at any time before the Effective Date.

         1.55. IRS. The Internal Revenue Service.

         1.56. LIEN. A lien as defined in Section 101(37) of the Bankruptcy Code, except a lien that has been avoided in accordance with Section 544, 545, 546, 547, 548, or 549 of the Bankruptcy Code.

         1.57. LIQUIDATION FUND. The amount of Cash, estimated by the Debtors in good faith with the consent of the Committee, required by the Liquidation LLC to carry out its purposes, including, without limitation, to fund the operating expenses and other obligations of the Liquidation LLC under this Plan and the Liquidation LLC Agreement.

         1.58. LIQUIDATION LLC. The limited liability company established in accordance with this Plan and the Liquidation LLC Agreement.

         1.59. LIQUIDATION LLC AGREEMENT. The membership agreement evidencing and governing the Liquidation LLC and the distributions of Cash and other Assets by the Liquidation LLC to its members that will be entered into as of the Effective Date in accordance with Section 6.03 of this Plan and approved by the Bankruptcy Court in the Confirmation Order, substantially in the form attached to this Plan as Exhibit A.

         1.60. LIQUIDATION OFFICER. The person or entity who is appointed and designated as the chief executive officer or manager of the Liquidation LLC in accordance with the Liquidation LLC Agreement and the Confirmation Order.

         1.61. LITIGATION CLAIMS. All rights, claims, torts, liens, actions, causes of action, Avoidance Actions, avoiding powers, proceedings, debts, contracts, judgments, offsets, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that one or more of the Debtors or the Estates may have against any Person including, without limitation, those listed in Exhibit C to this Plan. Failure to list a Litigation Claim in this Plan does not constitute a waiver or release by the Debtors or the Liquidation LLC of such Litigation Claim.

         1.62. MAXIMUM AMOUNT. With respect to any Disputed Claim: (a) the amount agreed to by the Liquidation LLC and the holder of such Claim; (b) the amount, if any, estimated or determined by the Bankruptcy Court in accordance with Bankruptcy Code Section 502(c); or (c) absent any such agreement, estimation or determination, the amount set forth in the proof of claim filed by the holder of such Claim or, if no amount is so set forth, the amount estimated by the Liquidation LLC.

         1.63. MEMBERSHIP INTERESTS. 100% of the membership interests in the Liquidation LLC.

         1.64. NET ASSETS. The Assets, other than, without duplication, the Retained Cash, the Retained Property, Cash distributed on the Effective Date to effectuate any Cure, and Cash distributed to holders of Allowed Claims on the Effective Date in accordance with this Plan.

         1.65. NOTES. The 11 3/4% Senior Notes due 2007, Series A and Series B, in the original principal amount of $125,000,000, issued by AAPC under the Indenture.

         1.66. NOTES CLAIM. Any Claim arising under or in connection with the Indenture or the Notes including accrued and unpaid interest up to but not including the Petition Date, except those Claims that are Notes Securities Claims or fees and expenses of the Indenture Trustee. The Notes Claims are deemed to be Allowed Claims in the aggregate amount of $140,981,652.34.

         1.67. NOTES SECURITIES CLAIMS. All Claims, if any, whether asserted before or after the Petition Date based on alleged violations of applicable federal or state securities laws: (a) arising from the rescission of a purchase or sale, or offer to purchase or sell, any Notes; or (b) for damages arising from the purchase or sale of Notes.

         1.68. OLD COMMON STOCK. The equity interests represented by duly authorized, validly issued, and outstanding shares of common stock of AAPC, par value $0.001 per share, together with all accrued and unpaid dividends on such shares, and all options, warrants, or rights to acquire such common stock existing at any time before the Effective Date.

         1.69. OTHER CLAIMS RESERVE. The reserve to be established by the Liquidation LLC in accordance with Section 9.03.b of this Plan in one or more segregated, interest-bearing accounts.

         1.70. PENALTY CLAIM. Any Claim or portion of any Claim for any fine, penalty, forfeiture, monetary damages, or exemplary or punitive damages not meant to compensate the claimant for actual pecuniary loss relating to or arising from any act, default or breach by any Debtor, except for any Claim for any fine or penalty asserted by any governmental unit or associated political subdivision in connection with a Secured Tax Claim or Priority Tax Claim.

         1.71. PERSON. Any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency or associated political subdivision.

         1.72. PETITION DATE. December 18, 2000, the date on which the Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

         1.73. PLAN. This Joint Plan, either in its present form or as it may be amended, supplemented or modified from time to time in accordance with the terms of this Plan, including, except where the context otherwise requires, all its annexed exhibits and schedules.

         1.74. PLAN DOCUMENTS. Collectively: (a) the Liquidation LLC Agreement;
(b) the Boardman Realty LLC Agreement; and (c) the West Branch Realty LLC Agreement.

         1.75. PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIM. Any Administrative Claim based on liabilities incurred by any Debtor in the purchase, lease, or use of goods and services in the ordinary course of its business including, without limitation, Administrative Claims on account of services provided after the Petition Date to a Debtor by its employees, but excluding Professional Fee Claims.

         1.76. PRIORITY CLAIM. Any Claim (or portions of such Claim) entitled to priority under Section 507(a) of the Bankruptcy Code other than Priority Tax Claims and Administrative Claims.

         1.77. PRIORITY TAX CLAIM. Any Claim of a governmental unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

         1.78. PROFESSIONAL. A Person: (a) employed in the Chapter 11 Cases in accordance with an order of the Bankruptcy Court under Section 327 or 1103 of the Bankruptcy Code and to be compensated for services under Sections 327, 328, 329, 330, and 331 of the Bankruptcy Code; or (b) for whom compensation and reimbursement has been Allowed by a Final Order under Section 503(b) of the Bankruptcy Code.

         1.79. PROFESSIONAL FEE BAR DATE. The date, as set by order of the Bankruptcy Court, by which all Professional Fee Claims are required to be filed with the Bankruptcy Court.

         1.80. PROFESSIONAL FEE CLAIM. An Administrative Claim for compensation and reimbursement of expenses of a Professional submitted in accordance with
Section 328, 330, 331, or 503(b) of the Bankruptcy Code.

         1.81. PRO RATA. With respect to any Allowed Class 4 Claim, the ratio of the amount of such Allowed Claim Class 4 Claim to the sum of the aggregate amount of all Allowed Class 4 Claims and the aggregate Maximum Amount of all Disputed Claims for which the Class 4 Claims Reserve is required to be established under this Plan.

         1.82. REALTY LLCs. Collectively, Boardman Realty LLC and West Branch Realty LLC.

         1.83. RECLAMATION CLAIM. Any Claim against a Debtor by any Person arising out of the sale of goods to a Debtor in the ordinary course of such Person's business, provided that such Person has otherwise satisfied the requirements of Section 546(c) of the Bankruptcy Code and the Uniform Commercial Code, as applicable.

         1.84. REJECTION DAMAGES BAR DATE. As defined in Section 7.04 of this Plan.

         1.85. RETAINED CASH. Collectively, the Boardman Retained Cash and the West Branch Retained Cash.

         1.86. RETAINED PROPERTY. Collectively, the Boardman Property, the West Branch Property, and all personal property and rights, claims, causes of action, and obligations arising under any executory contract or unexpired lease that is assumed or assumed and assigned by the Debtors under this Plan and, in each case, which personal property, rights and obligations are associated with or relate to either the Boardman Property or the West Branch Property including, without limitation, all leases, utility service agreements, and property insurance policies.

         1.87. SCHEDULES. The schedules of assets and liabilities, the list of holders of interests, and the statements of financial affairs filed by the Debtors under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, list, and statements may have been or may be supplemented or amended from time to time.

         1.88. SEC. The United States Securities and Exchange Commission.

         1.89. SECURED CLAIM. Any Claim, to the extent reflected in a proof of claim as a secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, if such Claim is subject to setoff under Section 553 of the Bankruptcy Code, net of such setoff.

         1.90. SECURED TAX CLAIM. Any Claim of any governmental unit or associated political subdivision that is secured by a Lien on property of an Estate by operation of applicable law including, without limitation, every Claim for unpaid real, personal property, or ad valorem taxes.

         1.91. SECURITIES ACT. The Securities Act of 1933, as amended, and the regulations promulgated under that act.

         1.92. WEST BRANCH PROPERTY. The improved real property located at 631 North First Street, West Branch, Michigan 48661.

         1.93. WEST BRANCH REALTY LLC. The limited liability company established in accordance with this Plan and the West Branch Realty LLC Agreement.

         1.94. WEST BRANCH REALTY LLC AGREEMENT. The membership agreement evidencing and governing West Branch Realty LLC that will be entered into by the Liquidation LLC as of the Effective Date in accordance with Section 6.10 of this Plan and approved by the Bankruptcy Court in the Confirmation Order, substantially in the form attached to this Plan as Exhibit E.

         1.95. WEST BRANCH RETAINED CASH. The amount of Cash, estimated by the Debtors in good faith with the consent of the Committee, required by West Branch Realty LLC to carry out its purposes, including without limitation, the costs of disposing of the West Branch Property and maintaining all personal property, leases, utility service agreements, and property insurance policies.

                                   ARTICLE 2.
                      SUBSTANTIVE CONSOLIDATION OF ESTATES

         2.01. REQUEST FOR SUBSTANTIVE CONSOLIDATION. This Plan constitutes a motion for substantive consolidation of the liabilities and properties of all Debtors. This Plan requests that confirmation of this Plan constitute the Bankruptcy Court's granting of such motion.

         2.02. EFFECT OF SUBSTANTIVE CONSOLIDATION. As a result of the substantive consolidation of the liabilities and properties of all Debtors, upon the Effective Date: (a) the Chapter 11 Cases will be deemed to be consolidated into the Chapter 11 Case of AAPC as a single consolidated case;
(b) all property of the Estate of each Debtor will be deemed to be property of the Consolidated Estate; (c) all Claims against each Estate will be deemed to be Claims against the Consolidated Estate, any proof of claim filed against one or more of the Debtors will be deemed to be a single Claim filed against the Consolidated Estate, and all duplicate proofs of claim for the same Claim filed against more than one Debtor will be deemed to be expunged; (d) unless otherwise provided in this Plan, all Equity Interests in any Debtor other than AAPC will be deemed to be extinguished for all purposes, and no distributions under this Plan will be made on account of any such Equity Interests; (e) all Intercompany Claims will be deemed Disallowed, discharged and eliminated, and no distributions under this Plan will be made on account of Intercompany Claims; (f) all guarantees by one Debtor of the obligations of any other Debtor or in favor of any other Debtor will be deemed eliminated, and no distributions under this Plan will be made on account of Claims based upon such guarantees; and (g) for purposes of determining the availability of the right of setoff under Bankruptcy Code Section 553, all Debtors will be treated as one consolidated entity so that, subject to the other provisions of Bankruptcy Code Section 553, debts due to any Debtor may be set off against the debts of any other Debtor. Substantive consolidation under this Plan does not and will not act as a merger of, or otherwise affect the separate legal existence of, each Debtor for licensing, regulatory, tax, or other purposes, other than with respect to voting and distribution rights under, and confirmation of, this Plan. Substantive consolidation under this Plan has no effect on valid, enforceable and unavoidable Liens, except for Liens that secure a Claim that is eliminated by virtue of substantive consolidation and Liens against Collateral that are extinguished by virtue of substantive consolidation. Substantive consolidation under this Plan does not create a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation. The substantive consolidation contemplated in this Plan does not affect any applicable date for purposes of pursuing any Avoidance Actions.

                                   ARTICLE 3.
    TREATMENT OF UNCLASSIFIED CLAIMS AND POST-CONFIRMATION PROFESSIONAL FEES

         3.01. UNCLASSIFIED CLAIMS. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified for purposes of voting on, or receiving distributions under, this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with Sections 3.02 and 3.04 of this Plan and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

         3.02. ALLOWED ADMINISTRATIVE CLAIMS.

                  a. GENERALLY. Each Allowed Administrative Claim, other than Preserved Ordinary Course Administrative Claims, Reclamation Claims, Professional Fee Claims, and those expenses described under Section 3.02.b of this Plan, will be paid in full in Cash (or otherwise satisfied in accordance with its terms) on the latest of: (a) the Effective Date; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; and (d) such date as the holder of such Claim and the Debtors or the Liquidation LLC agree.

                  b. EXPENSES OF INDENTURE TRUSTEE. The Indenture Trustee will be compensated for services rendered during the period up to and including the Effective Date, including the reasonable compensation, disbursements, and expenses of the agents and legal counsel of the Indenture Trustee in connection with the performance of their duties under the Indenture and under this Plan, promptly upon presentation of invoices without application by or on behalf of the Indenture Trustee to the Bankruptcy Court and without notice.

                  c. PRESERVED ORDINARY COURSE ADMINISTRATIVE CLAIMS. Each Allowed Preserved Ordinary Course Administrative Claim will be paid in full in Cash at the Debtors' election either: (a) in accordance with the terms and conditions under which such Claim arose; or (b) in the ordinary course of the Debtors' business. Such payments will be made without further action by the holder of such Claim.

                  d. RECLAMATION CLAIMS. Each Allowed Reclamation Claim will be satisfied, at the sole option of the Debtors, with the prior written consent of the Committee, or the Liquidation LLC, by either: (a) the return of the goods subject to the Reclamation Claim; or (b) payment in full in Cash upon the latest of: (i) the Effective Date; (ii) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (iii) the tenth Business Day after the date on which an order allowing such Claim becomes a Final Order, or as soon thereafter as practicable; and (iv) such other time as is agreed upon by the holder of such Claim and the Debtors or the Liquidation LLC.

                  e. PROFESSIONAL FEE CLAIMS. Each Allowed Professional Fee Claim will be paid in full in Cash: (a) no later than three days after such Professional Fee Claim is Allowed; (b) upon such other terms as may be mutually agreed upon between the holder of such Allowed Professional Fee Claim and the Debtors or the Liquidation LLC; or (c) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court.

         3.03. INDENTURE TRUSTEE LIEN. The Indenture Trustee's Lien on the distributions to the holders of the Notes will be automatically released and extinguished upon payment in full of the Allowed fees and expenses of the Indenture Trustee and its agents and counsel under Section 3.02.b of this Plan. If the Liquidation LLC and the Indenture Trustee cannot agree upon the amount of fees and expenses to be paid, the Bankruptcy Court will determine such fees and expenses.

         3.04. ALLOWED PRIORITY TAX CLAIMS. Any Allowed Priority Tax Claim will be paid in full in Cash on the later of (i) the Effective Date and (ii) the tenth Business Day after such Claim is Allowed; provided, however, that the Debtors, with the prior written consent of the Committee, or the Liquidation LLC may elect to pay such Claims through deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim. In that event, such payments will be made in equal annual installments of principal, plus interest on the unpaid portion of the Allowed Priority Tax Claim accruing from the Effective Date at the rate set forth in Internal Revenue Code Sections 6621 and 6622. The first such payment will be made on the latest of: (a) the Effective Date; (b) the tenth Business Day after the date on which an order allowing such Claim becomes a Final Order, or as soon thereafter as practicable; and (c) such other time as is agreed upon by the holder of such Claim and the Debtors or the Liquidation LLC; provided, however, that the Liquidation LLC retains the right to prepay any such Allowed Priority Tax Claim, or any remaining balance of such Claim, in full or in part, at any time on or after the Effective Date without premium or penalty.

         3.05. POST-CONFIRMATION PROFESSIONAL FEES. All claims of professionals retained by the Liquidation LLC or either or both of the Realty LLCs for services rendered after the Effective Date in connection with the Chapter 11 Cases and this Plan including, without limitation, those relating to consummation of this Plan, the Liquidation LLC, the liquidation of the Retained Property, the prosecution of Litigation Claims, and the resolution of Disputed Claims, will be paid by the Liquidation LLC or the relevant Realty LLC, as applicable, upon receipt of an invoice for such services, or on such other terms as the Liquidation LLC or the relevant Realty LLC and the relevant professional may agree, without the need for further Bankruptcy Court authorization or entry of a Final Order.

                                   ARTICLE 4.
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         4.01. SUMMARY OF CLASSIFICATION. In accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and holders of Equity Interests (except those Claims receiving treatment as set forth in Article 3 of this Plan) are placed in the Classes described below for all purposes, including voting on, confirmation of, and distributions under, this Plan:

Class 1        Priority Claims                                 Unimpaired
                                                               Deemed to accept

Class 2        Secured Claims                                  Unimpaired
                                                               Deemed to accept

Class 3        Convenience Claims                              Unimpaired
                                                               Deemed to accept

Class 4        General Unsecured Claims                        Impaired
                                                               Entitled to vote

Class 5        Notes Securities Claims                         Impaired
                                                               Not entitled to vote; deemed to reject

Class 6        Penalty Claims                                  Impaired
                                                               Not entitled to vote; deemed to reject

Class 7        Equity Interests and Equity Related             Impaired
               Claims                                          Not entitled to vote; deemed to reject

         4.02. SPECIFIC CLASSIFICATION.

                  a. CLASS 1 - PRIORITY CLAIMS. Class 1 consists of all Priority Claims.

                  b. CLASS 2 - SECURED CLAIMS. Class 2 consists of all Secured Claims, including, without limitation, all Secured Tax Claims. Each holder of a Secured Claim is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of this Plan.

                  c. CLASS 3 - CONVENIENCE CLAIMS. Class 3 consists of all Convenience Claims.

                  d. CLASS 4 - GENERAL UNSECURED CLAIMS. Class 4 consists of all General Unsecured Claims that are not Convenience Claims.

                  e. CLASS 5 - NOTES SECURITIES CLAIMS. Class 5 consists of all Notes Securities Claims.

                  f. CLASS 6 - PENALTY CLAIMS. Class 6 consists of all Penalty Claims.

                  g. CLASS 7 - EQUITY INTERESTS AND EQUITY RELATED CLAIMS. Class 7 consists of all Equity Interests, including Equity Interests in any Debtor held by any other Debtor and Equity Interests based on Old Common Stock, and Equity Related Claims.

                                   ARTICLE 5.
                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         5.01. CLASS 1 - PRIORITY CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 1 is unimpaired by this Plan. All holders of Allowed Claims in Class 1 are deemed to have accepted this Plan and will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. Each holder of an Allowed Priority Claim will receive Cash in an amount equal to such Allowed Priority Claim upon the latest of: (a) the Effective Date; (b) the tenth Business Day after such Priority Claim is Allowed, or as soon thereafter as practicable; and (c) such date as the holder of such Claim and the Liquidation LLC agree.

         5.02. CLASS 2 - SECURED CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 2 is unimpaired by this Plan. All holders of Allowed Claims in Class 2 are deemed to have accepted this Plan and will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. Each holder of an Allowed Secured Claim will receive Cash in an amount equal to such Allowed Secured Claim upon the latest of: (a) the Effective Date; (b) such date as may be fixed by the Bankruptcy Court, or as soon thereafter as practicable; (c) the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable; (d) the date on which such Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; and (e) such date as the holder of such Claim and the Liquidation LLC agree.

         5.03. CLASS 3 - CONVENIENCE CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 3 is unimpaired by this Plan. All holders of Allowed Convenience Claims are deemed to have accepted this Plan and will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. Each holder of an Allowed Convenience Claim will receive Cash in an amount equal to such Allowed Convenience Claim upon the latest of: (a) the Effective Date; (b) the tenth Business Day after such Claim is Allowed; and (c) such date as the holder of such Claim and the Liquidation LLC agree.

         5.04. CLASS 4 - GENERAL UNSECURED CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 4 is impaired by this Plan. All holders of Allowed Claims in Class 4 are entitled to vote on this Plan.

                  b. DISTRIBUTIONS. Subject to the provisions of Section 5.04.c of this Plan regarding distributions in respect of Allowed Class 4 Claims that are Notes Claims, on the latest of: (a) the Effective Date; (b) the tenth Business Day after such Claim is Allowed; and (c) such date as the holder of such Claim and the Liquidation LLC agree, each holder of an Allowed Claim in Class 4 will receive in full and final satisfaction of such Claim its Pro Rata share of (i) the Available Cash and (ii) the Membership Interests.

                  c. DISTRIBUTIONS IN RESPECT OF NOTES CLAIMS. Distributions of Cash as provided in this Plan in respect of Allowed Claims in Class 4 that are Notes Claims will be delivered to the Indenture Trustee for delivery to the holders of Notes Claims in accordance with the Indenture and, on the Effective Date, the Indenture Trustee will be reflected on the books and records of the Liquidation LLC as the record holder of the uncertificated Membership Interests issuable in respect of Notes Claims under this Plan. As soon as practicable after the Effective Date, the Indenture Trustee and the Liquidation LLC will take all actions necessary to cause the books and records of the Liquidation LLC to reflect the holders of Notes Claims (or their designees) as the record holders of the Membership Interests. The Liquidation LLC will pay the actual, necessary and reasonable fees and expenses of the Indenture Trustee incurred after the Effective Date in connection with distributions to be made under this Plan to holders of Allowed Claims in Class 4 that are Notes Claims upon the presentation of invoices to the Liquidation LLC. The Indenture will be deemed to survive to the extent necessary to allow the Indenture Trustee to make such distributions. If the Liquidation LLC and the Indenture Trustee cannot agree upon the amount of compensation and expenses to be paid, the Bankruptcy Court will determine such compensation and expenses.

                  d. SURRENDER OF NOTES. On the Effective Date, or as soon thereafter as practicable, each holder of Notes evidencing an Allowed Notes Claim will be required to surrender or cause to be surrendered such Notes, or deliver an affidavit of lost Notes in respect of such Notes, to the Indenture Trustee. No distribution of property under this Plan will be made to or on behalf of any such holder unless and until such holder's Notes or such affidavit are received by the Indenture Trustee, or the unavailability of such Notes is established to the Indenture Trustee's reasonable satisfaction. If any holder of an Allowed Notes Claim seeks to establish the unavailability of the Notes evidencing such Claim, the Indenture Trustee will be required to, no later than the first Business Day that is five days after such holder delivers to the Indenture Trustee its evidence of unavailability and statement of indemnity of the Liquidation LLC: (a) provide the holder, in writing, with a detailed description regarding the unacceptability of such evidence and statement of indemnity, if any; or (b) deliver to the Liquidation LLC a notice of compliance, distribute to such holder its Pro Rata share of the Available Cash and cause to be reflected in the books and records of the Liquidation LLC the ownership by such holder of its Pro Rata share of the Membership Interests, as and to the extent provided in Section 5.04.b of this Plan. Any such holder who fails to surrender or cause to be surrendered such Notes or fails to execute and deliver an affidavit of loss and, if reasonably required, indemnity reasonably satisfactory to the Indenture Trustee and the Liquidation LLC before the first anniversary of the Effective Date will be deemed to have forfeited all rights and claims in respect of such Notes and will not participate in any distribution under this Plan. The Indenture Trustee will be required to return to the Liquidation LLC all property in respect of such forfeited distribution, including interest accrued on such distribution and distributions held by or in the name of the Indenture Trustee, notwithstanding any federal or state escheat laws to the contrary.

                  e. DISTRIBUTION RECORD DATE. At the close of business on the Distribution Record Date, the transfer ledgers of the Indenture Trustee will be closed, and after such time no further changes in the record holders of the Notes will be permitted. Neither the Liquidation LLC nor the Indenture Trustee will have any obligation to recognize any transfer of Notes occurring after the Distribution Record Date. The Liquidation LLC and the Indenture Trustee are entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the transfer ledgers of the Indenture Trustee as of the close of business on the Distribution Record Date.

                  f. DISTRIBUTIONS OF MEMBERSHIP INTERESTS. Membership Interests will be uncertificated; accordingly, distributions to holders of Allowed Class 4 Claims of Membership Interests in accordance with Section 5.04.b of this Plan will be accomplished solely by the entry of the names of such holders and their respective Membership Interests in the books and records of the Liquidation LLC.

                  g. CANCELLATION OF INDENTURE. On the Effective Date, except to the extent provided otherwise in this Plan, the Indenture will be canceled, and the obligations of the Debtors under it will be discharged.

         5.05. CLASS 5 - NOTES SECURITIES CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 5 is impaired by this Plan. All holders of Allowed Claims in Class 5 are deemed to reject this Plan and, therefore, will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. As of the Effective Date, all Notes Securities Claims will be canceled and extinguished without further action under any applicable agreement, law, regulation, order, or rule. The holders of Notes Securities Claims will not receive or retain any rights, property, or distributions on account of their Notes Securities Claims under this Plan.

         5.06. CLASS 6 - PENALTY CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 6 is impaired by this Plan. All holders of Allowed Claims in Class 6 are deemed to reject this Plan and, therefore, will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. As of the Effective Date, all Penalty Claims will be canceled and extinguished without further action under any applicable agreement, law, regulation, order, or rule. The holders of Penalty Claims will not receive or retain any rights, property, or distributions on account of their Penalty Claims under this Plan.

         5.07. CLASS 7 - EQUITY INTERESTS AND EQUITY RELATED CLAIMS.

                  a. IMPAIRMENT AND VOTING. Class 7 is impaired by this Plan. All holders of Allowed Claims in Class 7 are deemed to reject this Plan and, therefore, will not be solicited to vote on this Plan.

                  b. DISTRIBUTIONS. As of the Effective Date, all Equity Interests and Equity Related Claims will be canceled and extinguished without further action under any applicable agreement, law, regulation, order, or rule. The holders of Equity Interests and Equity Related Claims will not receive or retain any rights, property, or distributions on account of their Equity Interests or Equity Related Claims under this Plan.

                                    ARTICLE 6.
                             IMPLEMENTATION OF PLAN

         6.01. CASH RESERVES; DISBURSEMENTS OF CASH. No later than five Business Days before the first date scheduled for the commencement of the Confirmation Hearing, the Debtors will deliver to the Committee a detailed accounting of the Debtors' good faith estimate of the amount of Cash required by the Debtors and the Liquidation LLC to fund their respective obligations under this Plan. Such estimate will include, without duplication, and will identify: (i) amounts required to be distributed under this Plan in respect of Administrative Claims, Priority Claims, Priority Tax Claims, Secured Claims, and Convenience Claims (whether such Claims are projected to be Allowed or Disputed as of the Effective Date or otherwise payable on a date other than the Effective Date); (ii) the Liquidation Fund; (iii) the Boardman Retained Cash and the West Branch Retained Cash; (iv) the Class 4 Claims Reserve and the Other Claims Reserve; and (v) unpaid costs and expenses, including taxes, incurred (or projected to be incurred) by the Debtors or the Liquidation LLC in connection with the implementation of this Plan, the making of the distributions required under this Plan (other than the actual distributions to holders of Class 4 Claims), any Cure of any assumed executory contracts and unexpired leases of nonresidential real property under Section 7.03 of this Plan, or the winding up of the Debtors and the Liquidation LLC. The amount of Cash so estimated by the Debtors, as modified by the Committee in its reasonable judgment and subject to adjustment as of the Effective Date to take into account events that, in the reasonable judgment of the Committee, have occurred between the Confirmation Date and the Effective Date that warrant such an adjustment, is referred to in this Plan as the "Cash Reserves." On the Effective Date, the Debtors will make all distributions to holders of Allowed Claims to the extent this Plan requires such distributions to be made on the Effective Date. The Liquidation LLC will make all distributions to holders of Allowed Claims to the extent this Plan requires such distributions to be made after the Effective Date.

         6.02. CANCELLATION OF SECURITIES, INSTRUMENTS AND AGREEMENTS. On the Effective Date, except to the extent provided otherwise in this Plan, all securities, and all agreements, instruments, and other documents evidencing or governing any Claims or Equity Interests, will be automatically deemed terminated, canceled and extinguished with respect to the Debtors and the Chapter 11 Cases (all without further action by any Person), and all obligations of the Debtors under such instruments and agreements will be deemed fully and finally satisfied, released, and discharged; provided, however, that the Notes and other evidences of Claims against the Debtors will continue, effective upon the Effective Date, to represent the right of the holders of such Notes or evidences to participate in the distributions contemplated by this Plan.

         6.03. ESTABLISHMENT OF LIQUIDATION LLC AND TRANSFER OF NET ASSETS. On the Effective Date, (i) the Debtors will file the certificate of formation of the Liquidation LLC with the Delaware Secretary of State and take all other actions necessary or appropriate to establish the Liquidation LLC, (ii) the Liquidation Officer and the holders of Class 4 Claims that are Allowed Claims as of the Effective Date will be deemed to have entered into the Liquidation LLC Agreement, (iii) the Debtors will transfer, and in any case will be deemed to have transferred, all of their right, title, and interest in and to the Net Assets to the Liquidation LLC, and (iv) the

Liquidation Officer will begin serving in accordance with the Liquidation LLC Agreement. All holders of Class 4 Claims that are Allowed Claims as of the Effective Date will be bound by the Liquidation LLC Agreement and deemed to have executed the Liquidation LLC Agreement as of the Effective Date as members of the Liquidation LLC whether or not they have actually executed the Liquidation LLC Agreement. All holders of Class 4 Claims that become Allowed Claims after the Effective Date will be bound by the Liquidation LLC Agreement as members of the Liquidation LLC as of the date they receive their Pro Rata share of the Membership Interests whether or not they have executed the Liquidation LLC Agreement. After the Effective Date, and without Bankruptcy Court approval, the Liquidation LLC Agreement may be amended in accordance with its terms, provided, however, that the Liquidation LLC Agreement may not be amended in any way that would change the priority of Claims or distribution scheme of this Plan.

         6.04. EFFECT OF TRANSFER. In accordance with Bankruptcy Code Section 1123(a)(5)(B), on the Effective Date, the Net Assets will be, and in any case will be deemed to have been, irrevocably transferred and assigned to the Liquidation LLC, to be held and administered by the Liquidation LLC for the benefit of its members in accordance with the Liquidation LLC Agreement. Except as otherwise provided in this Plan or the Liquidation LLC Agreement, the Liquidation LLC will take title to the Net Assets free and clear of all Claims, Equity Interests and Liens in accordance with Bankruptcy Code Section 1141.

         6.05. EFFECTIVENESS OF SECURITIES, INSTRUMENTS, AGREEMENTS AND DOCUMENTS. On the Effective Date, all securities, instruments, agreements, and documents issued, entered into, delivered, or filed under this Plan, including, without limitation, the Membership Interests, the membership interests in the Realty LLCs, the Plan Documents, and any security, instrument, agreement or document entered into, delivered or filed in connection with any of the foregoing, will be deemed to become effective, binding, and enforceable in accordance with its respective terms and conditions upon the parties thereto.

         6.06. ALLOCATIONS FOR TAX PURPOSES. In accordance with the Liquidation LLC Agreement, the Liquidation LLC will be responsible for allocating the Liquidation LLC's tax-related items each year to the members of the Liquidation LLC based on each such member's pro rata share of the Membership Interests. In accordance with the Liquidation LLC Agreement, each holder of any Membership Interests will be responsible for the tax due on its pro rata share of the Liquidation LLC's income.

         6.07. LIQUIDATION OFFICER. In accordance with the Liquidation LLC Agreement, the Liquidation LLC will be managed and operated by the Liquidation Officer, who will be selected by the Committee on or before the Confirmation Date and approved by the Bankruptcy Court as part of the Confirmation Order. The Liquidation Officer will have the powers, authority, and duties set forth in the Liquidation LLC Agreement. The Liquidation Officer may distribute Cash from the Liquidation LLC on account of Allowed Claims strictly in accordance with the terms of this Plan and the Liquidation LLC Agreement. In accordance with the Liquidation LLC Agreement, the Liquidation LLC will be required to use its best efforts to dispose of and liquidate non-Cash Net Assets, make timely distributions, and not unduly prolong the existence of the Liquidation LLC.

         6.08. LIMITATIONS ON LIQUIDATION OFFICER'S LIABILITY. In accordance with the Liquidation LLC Agreement and subject to applicable law, the Liquidation Officer will not be liable for any act or omission, except to the extent that such act or omission is determined by a court of competent jurisdiction to be the result of the Liquidation Officer's own gross negligence, fraud, or willful misconduct. This limitation on liability applies equally to the agents, employees, and professionals of the Liquidation LLC acting on the Liquidation LLC's behalf in the fulfillment of their duties under this Plan and the Liquidation LLC Agreement. Neither the Liquidation Officer nor any of the members of the Liquidation LLC will be personally liable with respect to any liabilities or obligations of the Liquidation LLC or any liabilities or obligations relating to the Net Assets, including without limitation those arising under the Liquidation LLC Agreement, and all persons dealing with the Liquidation LLC will be required to look solely to the assets of the Liquidation LLC for the enforcement of any claims against the Liquidation LLC or the Net Assets.

         6.09. PURPOSES OF LIQUIDATION LLC. The Liquidation LLC will be organized and the Liquidation Fund may be used for the sole purposes of investigating, enforcing, abandoning, prosecuting and resolving (by litigation, settlement, or otherwise) the Litigation Claims and the Disputed Claims and all objections related to Disputed Claims, otherwise caring for, maintaining, selling, abandoning, liquidating and collecting the Net Assets, distributing Cash to the members of the Liquidation LLC and taking such steps as are reasonably necessary or appropriate to accomplish such purposes, all as more fully provided in, and subject to the terms and conditions of, the Liquidation LLC Agreement.

         6.10. REALTY LLCs. On the Effective Date: (a) title to the Boardman Property and the Boardman Retained Cash will vest in Boardman Realty LLC; and
(b) title to the West Branch Property and the West Branch Retained Cash will vest in West Branch Realty LLC. Title to the Retained Property and the Retained Cash will vest in the Realty LLCs free and clear of all Liens, Claims and Equity Interests, but subject to the terms of this Plan.

                  a. CERTIFICATES OF FORMATION. On the Effective Date, the Debtors will file the certificates of formation of the Realty LLCs with the Delaware Secretary of State and take all other actions necessary or appropriate to establish the Realty LLCs. The Liquidation LLC will be the sole member of each of Boardman Realty LLC and West Branch Realty LLC.

                  b. DISPOSITION OF RETAINED PROPERTY. Each of the Realty LLCs will be required to dispose of the Retained Property owned by it as promptly as reasonably practicable, provided, however, that any such disposition remains subject to the consent of the Liquidation LLC in accordance with the terms of the Boardman Realty LLC Agreement or the West Branch Realty LLC Agreement, as the case may be. Upon the disposition of any Retained Property owned by it, each of Boardman Realty LLC and West Branch Realty LLC will be required to transfer all proceeds of such disposition and all Cash in its possession to the Liquidation LLC for distribution to the holders of Membership Interests in accordance with the Liquidation LLC Agreement and this Plan.

         6.11. NO CORPORATE ACTION REQUIRED. As of the Effective Date: (a) the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements related to or contemplated by this Plan; and (b) the other matters provided for under, or in furtherance of, this Plan involving corporate action required of the Debtors, will be deemed to have occurred and become effective as provided in this Plan, and will be deemed authorized and approved in all respects without further order of the Bankruptcy Court or any further action by the stockholders or directors of the Debtors. As of the Effective Date, the term of each of the officers and directors of the Debtors will terminate in accordance with the Confirmation Order without any further action by the stockholders or directors of the Debtors.

         6.12. BENEFIT PLANS. On the Effective Date, all Benefit Plans will be terminated as of the Confirmation Date, if not earlier terminated or assumed and assigned by the Debtors to a third party in connection with the sale of assets under Bankruptcy Code Section 363 before the Confirmation Date. Such terminations will be completed according to the terms and conditions of each Benefit Plan and effected in conformity with all statutory and regulatory requirements including such notice provisions as may apply. Any undistributed, vested benefits of the terminated Benefit Plans will be distributed to the participants as provided by statute, the applicable regulations and the Benefit Plans' provisions. In order to ensure that the Benefit Plans' terminations comply with the terms of the Benefit Plans, the applicable statutes and regulations, the Debtors will, if necessary, obtain any approvals of the relevant regulatory agencies, such as the Pension Benefit Guaranty Corporation, the IRS, and the Department of Labor, in respect of such terminations, provided, however, that any disputes relating to the termination of any Benefit Plans will be heard and determined by the Bankruptcy Court, which retains jurisdiction over all matters related to the terminated Benefit Plans. Before the Confirmation Hearing and in accordance with Bankruptcy Code Section 1114, the Debtors will file a motion to be heard as part of the Confirmation Hearing, to terminate all Benefit Plans relating to benefits afforded retirees, with such termination to be effective on the earlier of the entry of a Final Order allowing such termination and the Confirmation Date. If any of the Claims of retirees against the Debtors may give rise to indemnification claims by the Debtors under agreements between a Debtor and any third party, the Debtors will, if necessary or appropriate, assign such indemnification rights and claims to any such retiree.

         6.13. OPERATION PENDING EFFECTIVE DATE. Until the Effective Date, the Debtors will continue to operate their businesses, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules.

         6.14. POST-CONFIRMATION FEES; FINAL DECREE. The Liquidation LLC will be responsible for paying any post-confirmation fees under 28 U.S.C. Section 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. A final decree will be entered as soon as practicable after distributions have commenced under this Plan. Notice of application for a final decree need be given only to those holders of Claims and Equity Interests and other parties that, after the Effective Date, have specifically requested such notice.

                                   ARTICLE 7.
            EXECUTORY CONTRACTS AND UNEXPIRED LEASES; INDEMNIFICATION
                    OBLIGATIONS; RELEASE OF INDENTURE TRUSTEE

         7.01. ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. The executory contracts and unexpired leases between any Debtor and any Person are dealt with as follows:

                  a. ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases set forth on the schedule of assumed executory contracts and unexpired leases filed with the Bankruptcy Court as part of Exhibit B to this Plan that exist between any Debtor and any Person will be assumed by the Debtors and assigned to one of the Realty LLCs or the Liquidation LLC, as indicated on Exhibit B to this Plan, as of the Effective Date.

                  b. REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. All executory contracts and unexpired leases that exist between any Debtor and any Person and either are set forth on the schedule of rejected executory contracts and unexpired leases filed with the Bankruptcy Court as part of Exhibit B to this Plan or do not appear on Exhibit B to this Plan as assumed executory contracts or unexpired leases will be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that has been assumed or rejected in accordance with an order of the Bankruptcy Court entered on or before the Confirmation Date.

         7.02. APPROVAL OF ASSUMPTION OR REJECTION. Entry of the Confirmation Order constitutes: (a) the approval under Section 365 of the Bankruptcy Code of the assumption and assignment of the executory contracts and unexpired leases assumed and assigned under this Plan or otherwise during the Chapter 11 Cases; and (b) the approval under Section 365 of the Bankruptcy Code of the rejection of the executory contracts and unexpired leases rejected under this Plan or otherwise during the Chapter 11 Cases. Notwithstanding anything contained in this Section 7.02 to the contrary, the Debtors retain the right to add to, or delete from, the schedule of rejected executory contracts and unexpired leases any executory contract or unexpired lease that is initially an assumed executory contract or an assumed unexpired lease on the Schedules or in Exhibit B to this Plan.

         7.03. CURE OF DEFAULTS. On the Effective Date, Boardman Realty LLC, West Branch Realty LLC, or the Liquidation LLC (as applicable) will be required to Cure any defaults under any executory contract or unexpired lease assumed and assigned to it under this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

         7.04. REJECTION DAMAGES BAR DATE. All proofs of claims relating to Claims arising from the rejection of any executory contract or unexpired lease under this Plan are required to be filed with the Bankruptcy Court no later than 30 days after the Confirmation Date (the "Rejection Damages Bar Date"). Any such Claim not filed within that time will be forever barred. With respect to any executory contract or unexpired lease rejected by the Debtors before the Confirmation Date, the deadline for filing such Claims is as set forth in previous orders of the Bankruptcy Court.

         7.05. INDEMNIFICATION OBLIGATIONS. Any obligations of any Debtor to indemnify any Person serving as a fiduciary of any employee benefit plan or employee benefit program of any Debtor, under charter, by-laws, contract, or applicable state law is deemed to be an executory contract and rejected, canceled, and discharged under this Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date). Any obligation of any Debtor to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of any Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by any Debtor related to any acts or omissions occurring before the Petition Date is rejected, canceled, and discharged under this Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date), and any Claims resulting from such obligations are Disallowed under Bankruptcy Code Section 502(e). Notwithstanding any of the foregoing, nothing contained in this Plan affects, impairs, or prejudices the rights of any Person covered by any applicable D&O Policy with respect to such policy or policies.

         7.06. RELEASE OF INDENTURE TRUSTEE. Except as otherwise specifically provided in this Plan, for good and valuable consideration, including without limitation the Indenture Trustee's facilitating the expeditious implementation of this Plan, the Debtors and the Liquidation LLC will release the Indenture Trustee, on and after the Effective Date, from any claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or later arising, in law, equity, or otherwise, that any Debtor or the Liquidation LLC would have been legally entitled to assert in its own right or on behalf of the holder of any Claim or Equity Interest or other Person, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date.

                                   ARTICLE 8.
            CONFIRMATION WITHOUT ACCEPTANCE FROM ALL IMPAIRED CLASSES

         Classes 5 and 6 are deemed to reject this Plan in accordance with Bankruptcy Code Section 1126. Accordingly, the Debtors and the Committee intend to use the provisions of Bankruptcy Code Section 1129(b) to satisfy the requirements for confirmation of this Plan.

                                    ARTICLE 9.
                             DETERMINATION OF CLAIMS

         9.01. APPLICABLE BAR DATES. All requests for payment of Administrative Claims, other than Reclamation Claims, Professional Fee Claims and Preserved Ordinary Course Administrative Claims, are required to be served on the Liquidation LLC and filed with the Bankruptcy Court no later than the Administrative Claims Bar Date, and if not so served and filed will be forever barred and discharged. All requests for payment of Reclamation Claims are required to have been filed by the Bar Date or the holders of such Claims are forever barred from asserting such Reclamation Claims against the Debtors. Each Person seeking an award by the Bankruptcy Court of Professional Fees, except Claims for expenses under Section 3.02.b of this Plan, is required to file with the Bankruptcy Court and serve on the Liquidation LLC its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within thirty days after the Effective Date.

         9.02. OBJECTIONS TO CLAIMS. Notwithstanding the occurrence of the Effective Date, and except as to any Claim that has been Allowed before the Effective Date, the Liquidation LLC may object to the allowance of any Claim against the Debtors or seek estimation of any Claim on any grounds permitted by the Bankruptcy Code by filing the appropriate pleading in the Bankruptcy Court at any time before the first Business Day that is 180 days after the Effective Date or such later date as the Bankruptcy Court may approve.

         9.03. DISPUTED CLAIMS RESERVES.

                  a. CLASS 4 CLAIMS RESERVE. From the Net Assets, the Liquidation LLC will establish the Class 4 Claims Reserve following the Effective Date. For purposes of establishing the Class 4 Claims Reserve, the Liquidation LLC will be required to estimate each Disputed Claim in Class 4 at the Maximum Amount of such Claim. Notwithstanding anything to the contrary contained in this Plan, the Maximum Amount of such Claim will constitute the maximum amount at which such Disputed Claim in Class 4 may be Allowed.

                  b. OTHER CLAIMS RESERVE. From the Net Assets, the Liquidation LLC will establish the Other Claims Reserve following the Effective Date. For purposes of establishing the Other Claims Reserve, the Liquidation LLC will be required to estimate each Disputed Claim not in Class 4 at the Maximum Amount of such Claim. Notwithstanding anything to the contrary contained in this Plan, the Maximum Amount of such Claim will constitute the maximum amount at which such Disputed Claim may be Allowed.

         9.04. DISTRIBUTIONS UPON ALLOWANCE OR DISALLOWANCE OF DISPUTED CLAIMS. No distributions will be made to any holder of a Claim unless and until such Claim becomes an Allowed Claim. If a Claim is not an Allowed Claim as of the Effective Date, distributions on account of such Claim will commence only when such Claim becomes an Allowed Claim after the Effective Date or as otherwise specifically provided in this Plan. To the extent a Disputed Claim becomes an Allowed Claim, the Liquidation LLC will make a distribution of Cash and, if such Claim is an Allowed Class 4 Claim, a portion of the Membership Interests, on account of such Allowed Claim in accordance with the terms of this Plan applicable to Claims of the Class in which such Claim resides. Such distribution will be made from the Class 4 Claims Reserve or the Other Claims Reserve, as applicable. To the extent a Disputed Claim is Disallowed, the Cash held in the Class 4 Claims Reserve or the Other Claims Reserve, as applicable, in respect of such Disallowed Claim will be removed from the Class 4 Claims Reserve or the Other Claims Reserve, as applicable, and held with the other funds of the Liquidation LLC in accordance with the Liquidation LLC Agreement.

         9.05. CONTINGENT CLAIMS. Until a Contingent Claim becomes an Allowed Claim or is Disallowed, such Claim will be treated as a Disputed Claim for all purposes related to distributions under this Plan. The holder of a Contingent Claim will be entitled to a distribution under this Plan only when and if such Contingent Claim becomes an Allowed Claim. Any Contingent Claim for reimbursement or contribution held by a Person that may be liable with any Debtor on a Claim of a Creditor is Disallowed as of the Effective Date if: (a) such Creditor's Claim is Disallowed; (b) such Claim for reimbursement or contribution is contingent as of the Effective Date; or (c) such entity asserts a right of subrogation to the rights of such Creditor under Bankruptcy Code
Section 509.

                                  ARTICLE 10.
                        PRESERVATION OF LITIGATION CLAIMS

         10.01. PRESERVATION OF LITIGATION CLAIMS. In accordance with Bankruptcy Code Section 1123(b)(3), all Litigation Claims are retained and reserved for the benefit of the Liquidation LLC. The Liquidation LLC is designated as the Estates' representative under Bankruptcy Code Section 1123(b)(3)(B).

         10.02. PROSECUTION OF LITIGATION CLAIMS. In accordance with the Liquidation LLC Agreement, the Liquidation LLC will have the authority to prosecute, defend, compromise, settle and otherwise deal with all Litigation Claims, and will do so in its capacity as a representative of the Estates in accordance with Bankruptcy Code Section 1123(b)(3)(B). In accordance with the Liquidation LLC Agreement, and without limiting the foregoing, the Liquidation LLC will have sole discretion to determine in its business judgment which Litigation Claims to pursue, which to settle, and the terms and conditions of those settlements.

         10.03. DISTRIBUTION OF LITIGATION CLAIMS PROCEEDS. All monetary judgments and awards resulting from the settlement or prosecution of the Litigation Claims will be used or distributed in accordance with the Liquidation LLC Agreement.

         10.04. PRESERVATION OF INSURANCE. Any discharge and release of the Debtors from Claims as provided in this Plan, except as necessary to be consistent with this Plan, will not diminish or impair the enforceability of any insurance policy that may cover Claims against any Debtor or any other Person.

                                   ARTICLE 11.
                              CONDITIONS PRECEDENT

         11.01. CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of this Plan:

                  a. APPROVAL OF DISCLOSURE STATEMENT. The Bankruptcy Court has entered a Final Order approving the Disclosure Statement.

                  b. FORM OF CONFIRMATION ORDER. The Confirmation Order has been entered in form and substance reasonably acceptable to the Debtors and the Committee. If the Debtors and the Committee are unable to reach an agreement regarding the form and substance of the Confirmation Order, the Bankruptcy Court will resolve all such disputes between the parties.

                  c. FORM OF PLAN. This Plan is satisfactory in form and substance to the Debtors and the Committee.

                  d. SUBSTANCE OF CONFIRMATION ORDER. The Confirmation Order contains the following:

                           (i) The provisions of the Confirmation Order are
nonseverable and mutually dependent;

                           (ii) Approval of the assumption or rejection of all
executory contracts and unexpired leases under this Plan;

                           (iii) The issuance of the Membership Interests to
holders of Allowed Class 4 Claims under this Plan and the Liquidation LLC Agreement, and the issuance of membership interests in the Realty LLCs to the Liquidation LLC under this Plan and the Boardman Realty LLC Agreement and the West Branch Realty LLC Agreement are exempt from all federal, state, and local laws requiring the registration of such securities, to the extent provided by Bankruptcy Code Section 1145.

                           (iv) All executory contracts or unexpired leases
assumed and assigned by the Debtors during the Chapter 11 Cases or under this Plan remain in full force and effect for the benefit of any assignees of such contracts or leases, the Realty LLCs, or the Liquidation LLC, as the case may be, notwithstanding any provision in any such contract or lease (including those described in Bankruptcy Code Section 365(b)(2) and (f)) that prohibits or conditions such assignment or transfer or that enables, permits or requires termination of such contract or lease;

                           (v) The Debtors are released and discharged from all
obligations arising under all executory contracts and unexpired leases rejected by the Debtors during the Chapter 11 Cases or under this Plan;

                           (vi) Confirmation is not likely to be followed by the
need for further financial reorganization of the Debtors, the Realty LLCs, or the Liquidation LLC;

                           (vii) In accordance with Bankruptcy Code Section
1123(b)(3)(B), the Liquidation LLC is appointed as the representative and agent of the Estates to prosecute, compromise, or abandon the Disputed Claims and Litigation Claims in accordance with this Plan;

                           (viii) Findings and conclusions sufficient to provide
a basis for, and supporting the Bankruptcy Court's authorization of, substantive consolidation of the Estates in accordance with Sections 2.01 and 2.02 of this Plan;

                           (ix) Authorization and effectuation of the transfer
of the Net Assets to the Liquidation LLC in accordance with Section 6.03 of this Plan; and

                           (x) Retention of jurisdiction of the Bankruptcy Court
to the fullest extent permissible by applicable law, and at least to the extent contemplated by Article 13 of this Plan.

         11.02. CONDITIONS TO EFFECTIVENESS. The following are conditions precedent to the occurrence of the Effective Date:

                  a. The Confirmation Date has occurred;

                  b. The Confirmation Order is a Final Order, except that the Debtors reserve the right to cause the Effective Date to occur with the prior written consent of the Committee notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

                  c. No request for revocation of the Confirmation Order under
Section 1144 of the Bankruptcy Code has been made, or, if made, remains pending;

                  d. The Bankruptcy Court in the Confirmation Order has approved the retention of jurisdiction provisions in Article 13 of this Plan;

                  e. The form and substance of all securities, instruments, agreements, and documents necessary to implement the transactions contemplated by this Plan, including the Plan Documents, are reasonably satisfactory to the Debtors and the Committee;

                  f. The Debtors have made all Cash distributions required by this Plan to be made on the Effective Date;

                  g. Each of the Plan Documents and all other securities, instruments, agreements and documents to be issued, entered into, delivered, or filed under this Plan have been issued, entered into, delivered or filed and have become effective; and

                  h. The Liquidation Officer has been appointed and has begun serving.

         11.03. WAIVER OF CONDITIONS. The conditions to confirmation and the Effective Date may be waived in whole or in part by the Debtors with the prior written consent of the Committee at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to confirmation and consummation of this Plan.

                                   ARTICLE 12.
                   TITLE TO PROPERTY; INJUNCTION; EXCULPATION

         12.01. VESTING OF ASSETS. Subject to the provisions of this Plan, title to the Retained Property and the Retained Cash will vest in the Realty LLCs on the Effective Date and title to all other assets and property of the Estates will vest in the Liquidation LLC on the Effective Date, in each case free and clear of all Liens, Claims, and Equity Interests, except as otherwise provided in this Plan. Except as otherwise provided in this Plan, the rights afforded in this Plan and the treatment of Claims against the Debtors and Equity Interests provided in this Plan are in exchange for, and in complete satisfaction, discharge and release of, all such Claims and Equity Interests.

         12.02. INJUNCTION. Except as provided in this Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is unclassified by this Plan or that is classified by Article 4 of this Plan or is subject to a distribution under this Plan or an Equity Interest or other right of an equity security holder that is terminated under this Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Equity Related Claims, or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Realty LLCs, or the Liquidation LLC (including any officer or director or other Person acting as a representative or otherwise on behalf of the Debtors, the Realty LLCs, or the Liquidation LLC); (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors, the Realty LLCs, the Liquidation LLC, or their respective property; (c) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Realty LLCs, or the Liquidation LLC, or their respective property; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Realty LLCs, or the Liquidation LLC, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code.

         12.03. EXCULPATION. None of the Debtors, the Committee, the Liquidation LLC, the Indenture Trustee, the Realty LLCs, or any of their respective officers, directors, members, employees, advisors, attorneys, or agents, have or will incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their predecessors, successors, or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan excluding (i) the obligations of the Debtors, the Realty LLCs, and the Liquidation LLC under this Plan, (ii) liabilities arising out of or in connection with the facts and circumstances that are the subject of, or that are at issue in, the BAC Litigation, and (iii) their acts or omissions constituting gross negligence, bad faith, or willful misconduct, as finally determined by a court of competent jurisdiction, and in all respects are entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. As of the Effective Date, the Debtors' then-current directors and officers will be released from any claims or causes of action any Person may have against them arising at any time before the Effective Date (except for any claims or causes of action related to the BAC Litigation or the facts and circumstances that are the subject of, or that are at issue, in the BAC Litigation), unless such claims or causes of action arise out of acts or omissions by such directors and officers constituting gross negligence, bad faith, or willful misconduct, as finally determined by a court of competent jurisdiction.

         12.04. LITIGATION CLAIMS AND DISPUTED CLAIMS RESOLUTION. Notwithstanding anything to the contrary in this Plan, any non-Debtor party to a Litigation Claim or a Disputed Claim that has obtained or obtains relief from the automatic stay or from the injunction provisions contained in Section 12.01 of this Plan to pursue resolution of their Claim in a forum other than the Bankruptcy Court will not be deemed to have violated any provision of this Plan by seeking a resolution as to Allowance, Disallowance, or amount of such Claim in such other forum, provided that the classification and distributions on account of any such Claim, once liquidated and Allowed or Disallowed, remain solely and exclusively subject to the Bankruptcy Court's continuing jurisdiction under Article 13 of this Plan and the terms and conditions of this Plan.

                                   ARTICLE 13.
                            RETENTION OF JURISDICTION

         13.01. JURISDICTION. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible including, without limitation, jurisdiction to:

                  a. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status or the amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

                  b. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized under the Bankruptcy Code or this Plan;

                  c. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party and to hear, determine and, if necessary, liquidate, any Claims arising from, or Cure related to, such assumption or rejection;

                  d. Ensure that distributions to holders of Allowed Claims are accomplished in accordance with this Plan and the Liquidation LLC Agreement;

                  e. Decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications or motions involving the Debtors that may be pending on the Effective Date;

                  f. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan or the Liquidation LLC Agreement and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan or the Liquidation LLC Agreement or the Disclosure Statement;

                  g. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or the Liquidation LLC Agreement, or any Person's obligations incurred in connection with this Plan or the Liquidation LLC Agreement;

                  h. Hear and determine any motion or application to modify this Plan before or after the Effective Date under Bankruptcy Code Section 1127 or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document issued, entered into, filed or delivered in connection with this Plan or the Disclosure Statement; or hear or determine any motion or application to remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document issued, entered into, filed or delivered in connection with this Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

                  i. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

                  j. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

                  k. Determine any other matters that may arise in connection with or related to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document issued, entered into, filed or delivered in connection with this Plan, the Disclosure Statement or the Confirmation Order;

                  l. Issue final decrees and enter orders closing the Chapter 11 Cases; and

                  m. Adjudicate the Disputed Claims and the Litigation Claims (including those to be initiated and prosecuted by the Liquidation LLC as the Estates' representative under Bankruptcy Code Section 1123(b)(3)(B)), and any other cause of action or claims of the Debtors.

                                   ARTICLE 14.
                        AMENDMENT AND WITHDRAWAL OF PLAN

         14.01. AMENDMENT OF PLAN. At any time before the Confirmation Date, the Debtors, with the prior written consent of the Committee, may alter, amend, or modify this Plan under Bankruptcy Code Section 1127(a) provided that such alteration, amendment, or modification does not materially and adversely affect the treatment and rights of the holders of Class 4 Claims under this Plan. After the Confirmation Date but before substantial consummation of this Plan as defined in Bankruptcy Code Section 1101(2), the Debtors may, with the prior written consent of the Committee, under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or holders of Equity Interests under this Plan; provided, however, that prior notice of such proceedings is required to be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

         14.02. REVOCATION OR WITHDRAWAL OF PLAN. The Debtors, with the prior written consent of the Committee, reserve the right to revoke or withdraw this Plan at any time before the Confirmation Date. If this Plan is withdrawn or revoked, then this Plan will be deemed void and nothing contained in this Plan may be deemed a waiver of any Claims by or against the Debtors or any other Person in any further proceedings involving the Debtors or an admission of any sort, and this Plan and any transaction contemplated by this Plan may not be admitted into evidence in any proceeding.

                                   ARTICLE 15.
                                  MISCELLANEOUS

         15.01. FEES AND EXPENSES OF INDENTURE TRUSTEE. All unpaid reasonable fees, costs, charges, and any other expenses incurred under the Indenture before the Effective Date, including any reasonable fees and expenses of professionals retained by the Indenture Trustee, constitute an Allowed Administrative Claim under Bankruptcy Code Section 503(b)(3)(D) and will be paid in full in accordance with Section 3.02.b of this Plan.

         15.02. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; TIMING. The Debtors, the Realty LLCs, and the Liquidation LLC are authorized and directed as of the Effective Date to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. All transactions required to occur on the Effective Date under the terms of this Plan are deemed to have occurred simultaneously.

         15.03. EXEMPTION FROM TRANSFER TAXES. In accordance with Bankruptcy Code Section 1146(c): (a) the issuance, distribution, transfer, and exchange of any portion of the Membership Interests or membership interests in the Realty LLCs, or assets or property of the Estates; (b) the transfer of the Net Assets to the Liquidation LLC; (c) the transfer of any other assets or property under this Plan, the Boardman Realty LLC Agreement, the West Branch Realty LLC Agreement, or the Liquidation LLC Agreement; (d) the creation, modification, consolidation, or recording of any deed of trust or other security interest, the securing of additional indebtedness by such means or by other means in furtherance of, or in connection with, this Plan or the Confirmation Order; (e) the execution, assignment, modification, or recording of any lease or sublease; and (f) the execution, delivery, or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, the Confirmation Order, or any transaction contemplated above, or any transactions arising out of, contemplated by, or in any way related to, the foregoing are not subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, or real estate transfer tax, or other similar tax or governmental assessment and the appropriate state or local government officials or agents are directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

         15.04. BINDING EFFECT. This Plan is binding on, and inures to the benefit of, the Debtors and the holders of all Claims and Equity Interests, including the holders of Equity Related Claims, and their respective successors and assigns.

         15.05. GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any document entered into in connection with this Plan, the rights, duties and obligations of the Debtors and any other Person arising under this Plan are governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to New York's choice of law provisions.

         15.06. MODIFICATION OF TREATMENT OF CLAIMS. The Liquidation LLC reserves the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after the Effective Date upon the prior written consent of the holder whose Allowed Claim treatment is being adversely affected and in any manner not inconsistent with any provision of this Plan or the Liquidation LLC Agreement.

         15.07. SETOFFS. The Debtors and the Liquidation LLC may, but are not required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made under this Plan in respect of such Claim, Claims of any nature whatsoever that arose before the Petition Date that the Debtors may have against the holder of such Claim or Equity Interest to the extent such Claims may be set off or recouped under applicable law, but neither the failure to do so nor the fact of any Claim or Equity Interest under this Plan becoming Allowed constitutes a waiver or release by the Debtor or the Liquidation LLC of any such claim that it may have against such holder.

         15.08. NOTICES. Any notice required or permitted to be provided under this Plan is required to be in writing and served by one of the following: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery;
(c) reputable overnight courier service, freight prepaid; or (d) fax; addressed as follows:

If to the Debtors:             American Architectural Products Corporation
                               860 Boardman Canfield Road
                               Boca Building, Suite 107
                               Boardman, Ohio 44512-4235
                               Attn: General Counsel
                               Telephone: (330) 965-9910
                               Fax:       (330) 965-9915

Copy to:                       Squire, Sanders & Dempsey, L.L.P.
                               40 North Central Avenue, Suite 2700
                               Phoenix, Arizona 85004
                               Attn: Jordan A. Kroop, Esq.
                               Telephone: (602) 528-4000
                               Fax:       (602) 253-8129

If to the Committee:           Official Committee of Unsecured Creditors of AAPC
                               c/o Kramer Levin Naftalis & Frankel LLP
                               919 Third Avenue
                               New York, New York 10022
                               Attn: David Feldman, Esq.
                               Telephone: (212) 715-9100
                               Fax:       (212) 715-8000

If to the Liquidation LLC:     AAPC Liquidation LLC
                               c/o Jonathan K. Schoenike
                               860 Boardman Canfield Road
                               Boca Building, Suite 107
                               Boardman, Ohio 44512-4235
                               Telephone: (330) 965-9910
                               Fax:       (330) 965-9915

         15.09. DELIVERY OF NOTICES. If personally delivered, such communication is deemed delivered upon actual receipt; if faxed in accordance with this Plan, such communication is deemed delivered noon of the first Business Day following transmission; if sent by overnight courier in accordance with this Plan, such communication is deemed delivered noon of the first Business Day following deposit with such courier; and if sent by U.S. mail in accordance with this Plan, such communication is deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Plan may change its address for the purposes of this Plan by giving notice of such change.

         15.10. TERMINATION OF STATUTORY COMMITTEES. All statutory committees appointed in the Chapter 11 Cases terminate on the Effective Date and thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation and filing of applications for compensation and reimbursement of expenses.

         15.11. SEVERABILITY. If the Bankruptcy Court finds this Plan or any provision of this Plan to be invalid, illegal or unenforceable, or if the Bankruptcy Court cannot confirm this Plan under Bankruptcy Code Section 1129, the Bankruptcy Court, at the Debtors' request and with the prior written consent of the Committee, may retain the power to alter and interpret this Plan or any such provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the provision held to be invalid or unenforceable, and such provision will then become applicable as altered or interpreted. The Confirmation Order constitutes a judicial determination and provides that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         15.12. PLAN DOCUMENTS. Forms of the Plan Documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Documents upon written request to the Debtors in accordance with Section 15.08 of this Plan. Notwithstanding anything to the contrary contained in this Plan, including without limitation any reference in this Plan to documents in the forms annexed to this Plan as exhibits, the Debtors, with the prior written consent of the Committee, may revise any Plan Document (i) by filing such revised Plan Document with the Bankruptcy Court more than ten days before the deadline for voting on this Plan, or (ii) with the written consent of all parties in interest that are entitled to vote on this Plan and are materially and adversely affected by such revision.

         15.13. INCONSISTENCY. If any inconsistency between this Plan and the Disclosure Statement exists, the provisions of this Plan govern. If any inconsistency between this Plan and any Plan Document exists, the provisions of the Plan Document govern.

         15.14. SUBORDINATION. The distributions under this Plan take into account the relative priority of each Claim in connection with any contractual subordination provisions relating to such Claim. Accordingly, distributions under this Plan are not and may not be subject to levy, garnishment, attachment, or other legal process by any holder of a Claim or Equity Interest purporting to be entitled to the benefits of such contractual subordination, and all such holders are deemed to have waived any and all contractual subordination rights they otherwise may have had.

         15.15. REGISTRATION EXEMPTION FOR MEMBERSHIP INTERESTS. The issuance of the Membership Interests to holders of Allowed Class 4 Claims in accordance with this Plan and the Liquidation LLC Agreement is exempt from any and all federal, state, and local laws requiring the registration of such securities, to the extent provided by Bankruptcy Code Section 1145.

         15.16. WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all instruments issued in connection with this Plan, the Debtors, the Liquidation LLC, the Realty LLCs, and the Indenture Trustee, as the case may be, are required to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions under this Plan remain subject to any such withholding and reporting requirements. The Debtors, the Liquidation LLC, the Realty LLCs, and the Indenture Trustee, as the case may be, are authorized to take all actions necessary to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan other than Section 15.03, each holder of an Allowed Claim that has received a distribution under this Plan has sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit.

         15.17. QUARTERLY FEES OF THE UNITED STATES TRUSTEE. The Liquidation LLC is required to pay all quarterly fees payable to the Office of the United
States Trustee for the Debtors after the Effective Date, consistent with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and 28 U.S.C. Section 1930(a)(6).

         15.18. DE MINIMIS DISTRIBUTIONS. No distributions of less than $10 will be made to any Creditor or member of the Liquidation LLC on account of any Claim. If a claimant holding an Allowed Claim does not receive a distribution owing to the provisions of this Section 15.18 on the Effective Date or any subsequent date under the Liquidation LLC Agreement, then the Allowed Claim remains eligible for distributions on the first date set for distributions under the Liquidation LLC Agreement when such distribution exceeds $10. No payments or distributions under this Plan or the Liquidation LLC Agreement of fractions of dollars will be made at any time. When any such fractional dollar payment or distribution would otherwise be required, the actual payment or distribution made will reflect a rounding, up or down, of such fraction to the nearest whole dollar.

         15.19. METHOD OF PAYMENT; PAYMENTS, FILINGS, AND NOTICES ONLY ON BUSINESS DAYS. Payments of Cash required to be made under this Plan are required to be made by check drawn on a domestic bank or by wire transfer from a domestic bank. Whenever any payment, distribution, filing, delivery, or notice to be made under this Plan is due on a day other than a Business Day, such payment, distribution, filing, delivery, or notice may instead be made, without interest or penalty, on the immediately following Business Day.

Dated: April 30, 2003

                                          AMERICAN ARCHITECTURAL PRODUCTS
                                          CORPORATION, on behalf of itself
                                          and its subsidiaries and affiliates,
                                          all Debtors and Debtors-In-Possession

                                          By:      /s/ Joseph Dominijanni
                                              ----------------------------------
                                                   Joseph Dominijanni
                                                   Chief Executive Officer

                                          OFFICIAL COMMITTEE OF UNSECURED
                                          CREDITORS of American Architectural
                                          Products Corporation

                                          By:      /s/ Wayne Teetsel
                                              ----------------------------------
                                                   Wayne Teetsel
                                                   Chair